Exhibit 99.1

      First Consulting Group (FCG) Announces December 2005 End to
                        Outsourcing Agreement

   LONG BEACH, Calif.--(BUSINESS WIRE)--July 18, 2005--First Consulting Group (Nasdaq:FCGI) announced today that it has been informed by its largest client, The NewYork and Presbyterian Hospital ("NYP"), that NYP is exercising its option to terminate its outsourcing agreement for convenience effective December 31, 2005. At that point, NYP will have completed six years of its seven year agreement. The current outsourcing agreement was entered into by the parties in November 1999 and was scheduled to expire in December 2006. The terms of termination also specify a termination assistance period of six months after the effective termination date.
   Luther Nussbaum, chairman and chief executive officer of FCG added, "We are proud to have served as an outsourcer for NYP over the last six years. FCG recruited key staff members, introduced project and program disciplines and brought in industry best practices while containing the outsourced IT costs. We have great confidence that the IT leadership of NYP will now continue to improve its operations. Although no agreements for additional work have been reached with NYP, we look forward to potentially assisting NYP with project work and in operational areas where our low cost, high quality offsite and offshore services can supplement the core onsite team. By showing our flexibility to work with its clients in a variety of ways, FCG continues to establish its position as one of the clear leaders in blended shore and outsourced solutions for healthcare."
   NYP remains a shareholder of one million (1,000,000) shares of FCG common stock, which shares were acquired in September 2003 by NYP in connection with FCG's purchase of NYP's approximately 15% minority interest in FCG's former outsourcing subsidiary, FCG Management Services, LLC, and which shares are subject to various lock up provisions.

   FCG Outsourcing Pipeline Update

   FCG further reported that its outsourcing deal pipeline remains solid and that the company is in the late stages of contracting on two outsourcing opportunities, one of which, if signed, is expected to be comparable in size to the revenue amount that will be lost due to NYP's decision to terminate for convenience.

   About FCG

   FCG is a leading provider of outsourcing, consulting, systems implementation and integration for healthcare, pharmaceutical, and other life sciences organizations throughout North America, Europe and Asia. Through combinations of onsite, off-site and offshore outsourced services, FCG provides low cost, high quality offerings to improve its clients' performance. The firm's consulting and integration services increase clients' operations effectiveness with and through information technology, resulting in reduced costs, improved customer service, enhanced quality of patient care, and more rapid introduction of new pharmaceutical compounds. For more information about FCG, visit www.fcg.com or call 800-345-0957.

   Forward-Looking Statements

   This news release includes forward-looking statements based on FCG's current expectations, estimates and projections about its outsourcing business. These forward-looking statements can typically be identified by use of words such as "believes," "anticipates" or "expects" and include statements by FCG regarding its ability to gain closure on key engagements in its outsourcing pipeline as well as secure new business. These forward-looking statements involve known and unknown risks which may cause the Company's actual results and performance to be materially different from the future results and performance stated or implied by the forward looking statements.
   Some of the risks investors should consider include the following:
(a) the unpredictable nature of the Company's pipeline of potential business and of negotiations with clients on new outsourcing and other engagements, resulting in uncertainty as to whether and when FCG will enter into new agreements and whether those agreements will be on terms favorable to FCG; (b) the unpredictable nature of the business of FCG's clients and the markets that they serve, which could result in clients canceling, modifying or delaying current or prospective engagements with FCG; (c) the ability of FCG to effectively manage client expectations at its outsourcing accounts; and (d) other risk factors referenced in the Company's most recent Forms 10-K, 10-Q and other periodic reports filed with the Securities and Exchange Commission.
   In light of the significant uncertainties inherent in the forward-looking information included in this release, the inclusion of such information should not be regarded as a representation by FCG or any other person that FCG's objectives or plans will be achieved. FCG undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

    CONTACT: First Consulting Group
             Luther Nussbaum, 562-624-5200 (Chairman and CEO)
             Thomas Reep, 562-624-5250 (VP Investor Relations)